Exhibit 99.1

     Fred's Names Bruce Efird President as Part of Its Management
                           Succession Plan

         John Reier Assumes Role of Vice-Chairman of the Board

    MEMPHIS, Tenn.--(BUSINESS WIRE)--Aug. 28, 2007--Fred's Inc. (NASDAQ: FRED) today announced that the Company has named Bruce A. Efird (age 48) President, succeeding John D. Reier (age 67), who becomes Vice Chairman of the Board of Directors. Efird will join the Company on September 22, 2007. To ensure an orderly transition in leadership, Reier will work closely with Efird during the remainder of the current fiscal year.

    Commenting on the announcement, Michael J. Hayes, Chief Executive Officer, said, "We are excited to welcome Bruce Efird to the Fred's executive team following an intensive, nine-month search. Bruce brings extensive merchandising, marketing and management experience from various retail venues. Fred's has focused on addressing infrastructure changes and merchandising upgrades in 2007 to be in a position to drive growth over the next five years. We believe Bruce possesses the leadership and strategic skill sets to maximize Fred's long-term potential. We also commend John Reier for the dedication he has shown to our company for the past eight years, and we are delighted to know that we will retain his seasoned merchandising insight and experience on our Board following this transition."

    Efird most recently served as Executive Vice
President-Merchandising for Meijer, Inc., a leading supercenter retailer in the Midwest with more than $13 billion in sales. There he was responsible for all merchandising functions, including softlines, home furnishings, drugstore, general merchandise, groceries and perishables. He also was in charge of marketing and advertising functions as well as pricing and e-commerce for the chain's 179 stores across a five-state area. Prior to that, Efird was Executive Vice President/General Manager for Bruno's Supermarkets, Inc. in Birmingham, Alabama. Efird began his retail career with Food Lion, Inc. in 1984 as the chain grew from 170 to more than 1200 stores and $9 billion in annual sales.

    Efird earned a Bachelor of Science in Business Administration from Lenoir-Rhyne College and is a graduate of the Executive Program at Cornell University.

    Fred's, Inc. operates 701 discount general merchandise stores mainly in the southeastern United States, including 24 franchised
Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution center and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

    CONTACT: Fred's Inc.
             Jerry A. Shore, 901-362-3733, Ext. 2217
             Executive Vice President and Chief Financial Officer